EXHIBIT 99.1

KORU MEDICAL SYSTEMS ANNOUNCES 2021 FIRST QUARTER FINANCIAL RESULTS

CHESTER, NY – May 12, 2021 – Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty infusion solutions that improve quality of life for patients, today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Summary:

●	Announced Linda Tharby, med-tech veteran, as President and CEO, effective April 12, 2021
●	Recorded solid net revenue of $5.4 million; robust sequential quarterly growth
●	Gross margin of 59.5%
●	Recorded a net loss of $1.3 million, including leadership change expenses totaling $1.3 million

“I am very excited and grateful for the opportunity to lead KORU Medical in its mission to improve the quality of life of home infusion patients around the globe,” said Linda Tharby, KORU Medical’s new CEO. “KORU Medical has built a leading market position in a growing home infusion space with its Freedom Integrated Infusion System. I look forward to working with our team in accelerating our growth potential, delivering innovation to our customers, and creating value for shareholders.”

“In the first quarter of 2021, we faced difficult year-over-year quarterly revenue comparisons, which included several one-time purchases and a current year COVID-19 impact on new patient starts. I am encouraged by our strong sequential quarterly growth and increasing new pump placements, indicating newly diagnosed SCIg patients returning to pre-COVID levels.”

First Quarter 2021 Financial Results

Net sales were $5.4 million for the three months ending March 31, 2021, a 14% decrease from $6.3 million in the same period of 2020, with strong sequential quarterly growth. The decrease was due principally to lower novel therapies sales compared to last year due to a non-recurring clinical trial, lower domestic core pump volume primarily due to ordering patterns and a one-time pharmaceutical customer pump purchase in the prior year. Domestic core business also reflected a slowdown in the growth of new patient starts for SCIg therapy, as the COVID-19 pandemic continued to delay provider visits and new diagnoses.

International revenues were $1.0 million, flat with prior year.

Gross margin was 59.5% for the first quarter of 2021, roughly equivalent to the same period in 2020.

Total operating expenses for the first quarter of 2021 were $5.4 million, compared to $3.2 million for the same period in 2020. The $2.2 million increase was due principally to expenses of $1.3 million related to leadership changes, which included non-cash equity charges, as well as costs of $0.6 million associated with new hires in the second half of last year to support commercialization, business development and medical affairs for the Company’s novel therapies initiatives.

Net loss for the first quarter of 2021 was $1.3 million, or $(0.03) per diluted share, compared to a net gain of $0.4 million, or $0.01 per diluted share for the same period of 2020. Net loss for the first quarter of 2021 included $1.3 million of recent leadership change expenses, as noted above. On a non-GAAP basis, adjusted diluted earnings per share was $0.00 compared to $0.02 in the same period of 2020.

Non-GAAP adjusted EBITDA for the first quarter of 2021 was $(0.4) million, compared to $1.3 million in the first quarter of 2020.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All statements that are not historical fact are forward-looking statements.  Forward-looking statements can be identified by words such as “may,” “look forward” and “confidence.” Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, uncertainties associated with the shift to increased healthcare delivery in the home, new patient diagnoses, customer ordering patterns and COVID-19, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and is available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of March 31, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com

REPRO MED SYSTEMS, INC.

BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2021	2020

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$26,774,720	$27,315,286
Accounts receivable less allowance for doubtful accounts of $24,469 for March 31, 2021, and December 31, 2020, respectively	3,561,341	2,572,954
Inventory	8,058,824	6,829,772
Prepaid expenses	690,325	807,780
TOTAL CURRENT ASSETS	39,085,210	37,525,792
Property and equipment, net	1,154,368	1,167,623
Intangible assets, net of accumulated amortization of $214,969 and $199,899 at March 31, 2021 and December 31, 2020, respectively	844,309	843,587
Operating lease right-of-use assets	201,598	236,846
Deferred income tax assets, net	1,068,485	125,274
Other assets	19,812	19,812
TOTAL ASSETS	$42,373,782	$39,918,934

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,915,523	$624,920
Accrued expenses	1,755,800	2,610,413
Accrued payroll and related taxes	715,899	287,130
Finance lease liability – current	1,843	2,646
Operating lease liability – current	141,869	141,293
TOTAL CURRENT LIABILITIES	4,530,934	3,666,402
Operating lease liability, net of current portion	59,729	95,553
TOTAL LIABILITIES	4,590,663	3,761,955
Commitments and contingencies (Refer to Note 3)
STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 75,000,000 shares authorized, 47,896,061 and 46,680,119 shares issued; 44,475,559 and 43,259,617 shares outstanding at March 31, 2021, and December 31, 2020, respectively	478,960	466,801
Additional paid-in capital	38,771,105	35,880,986
Treasury stock, 3,420,502 shares and 3,420,502 shares at March 31, 2021 and December 31, 2020, respectively, at cost	(3,843,562)	(3,843,562)
Retained earnings	2,376,616	3,652,754
TOTAL STOCKHOLDERS’ EQUITY	37,783,119	36,156,979
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,373,782	$39,918,934

REPRO MED SYSTEMS, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2021	2020

NET SALES	$5,430,951	$6,330,009
Cost of goods sold	2,199,097	2,541,799
Gross Profit	3,231,854	3,788,210

OPERATING EXPENSES
Selling, general and administrative	4,992,829	2,862,138
Research and development	336,841	256,025
Depreciation and amortization	115,473	87,224
Total Operating Expenses	5,445,143	3,205,387

Net Operating (Loss)/Profit	(2,213,289)	582,823

Non-Operating (Expense)/Income
Loss on currency exchange	(15,717)	(10,497)
Gain on disposal of fixed asset	736	—
Interest income, net	9,771	19,030
TOTAL OTHER (EXPENSE)/INCOME	(5,210)	8,533

(LOSS)/INCOME BEFORE TAXES	(2,218,499)	591,356

Income Tax Benefit/(Expense)	942,361	(141,928)

NET (LOSS)/INCOME	$(1,276,138)	$449,428

NET (LOSS)/INCOME PER SHARE

Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic	43,960,936	39,675,107
Diluted	43,960,936	39,874,989

REPRO MED SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)/Income	$(1,276,138)	$449,428
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Stock-based compensation expense	734,184	360,968
Depreciation and amortization	115,473	87,224
Deferred income taxes	(943,211)	(63,203)
Gain on disposal of fixed assets	(736)	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(988,387)	(185,160)
Increase in inventory	(1,229,052)	(700,539)
Decrease/(Increase) in prepaid expenses and other assets	117,455	(156,288)
Increase in accounts payable	1,290,603	524,398
Increase in accrued payroll and related taxes	428,769	39,571
Decrease in accrued expenses	(854,613)	(408,294)
Increase in accrued tax liability	—	205,131
NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(2,605,653)	153,236

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(95,477)	(99,591)
Proceeds from disposal of property and equipment	9,065	—
Purchases of intangible assets	(15,792)	(80,547)
NET CASH USED IN INVESTING ACTIVITIES	(102,204)	(180,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from indebtedness	—	1,500,000
Proceeds from issuance of equity	1,230,000	85,500
Common stock issuance as settlement for litigation	938,094	—
Payments on finance lease liability	(803)	(1,848)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,167,291	1,583,652

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(540,566)	1,556,750
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,315,286	5,870,929
CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,774,720	$7,427,679

Supplemental Information
Cash paid during the periods for:
Interest	$28	$87
Income Taxes	$850	$—

Schedule of Non-Cash Operating, Investing and Financing Activities:
Issuance of common stock as compensation	$56,250	$60,002
Issuance of common stock as settlement for litigation	$938,094	$—

REPRO MED SYSTEMS, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

	Three Months Ended
Reconciliation of Reported Diluted EPS to	March 31,
Non-GAAP Adjusted Diluted EPS:	2021	2020
Reported Diluted Earnings Per Share	$(0.03)	$0.01
Reorganization Charges	0.02	—
Discontinued Product Expense	—	—
Litigation Expenses	—	—
Manufacturing Initiative Expenses	—	0.01
Reorganization Stock-based Compensation Expense	0.01	—
Tax (Expense) adjustment	—	—
Non-GAAP Adjusted Diluted Earnings Per Share	$0.00	$0.02

	Three Months Ended
Reconciliation of GAAP Net (Loss)/Income	March 31,
to Non-GAAP Adjusted EBITDA:	2021	2020
GAAP Net (Loss)/Income	$(1,276,138)	$449,428
Tax (Benefit)/Expense	(942,361)	141,928
Depreciation/Amortization	115,473	87,224
Interest Income, Net	(9,771)	(19,030)
Reorganization Charges	969,274	—
Discontinued Product Expense	—	109,558
Litigation Expenses	—	99,158
Manufacturing Initiative Expenses	51,723	109,803
Stock-based Compensation Expense	734,184	360,968
Non-GAAP Adjusted EBITDA	$(357,616)	$1,339,037

Reorganization Charges.  We have excluded the effect of reorganization charges in calculating our non-GAAP measures.  We incurred significant expenses in connection with the departure and replacement of our chief executive officer and the recruiting of two new board members, which we would not have otherwise incurred in periods presented as part of our continuing operations.

Discontinued Product Expense.  We have excluded the effect of expenses related to a discontinued product line in calculating our non-GAAP measures.  We expected to retire our Res-Q-Vac product line towards the end of 2020, but due to the failure of equipment used to manufacture the product, the discontinuation and resulting expense was accelerated into the first quarter of 2020 which we would not have otherwise incurred in periods presented as part of our continuing operations.  We did not incur any related expense in 2021.

Litigation.  We have excluded litigation expenses in calculating our non-GAAP measures.  Litigation expenses in 2020 included professional fees associated with our litigation with EMED, which discontinued as a result of the settlement on May 20, 2020.

Manufacturing Initiative Expenses.  We have excluded the effect of expenses related to creating manufacturing efficiencies, in calculating our non-GAAP measures.  We incurred expenses in connection with these initiatives which we would not have otherwise incurred in periods presented as part of our continuing operations.  We expect to incur related expenses for the next nine to fifteen months.

Stock-based Compensation Expense.  We have excluded the effect of stock-based compensation expense in calculating our non-GAAP measures.  We record non-cash compensation expense related to grants of options for executives, employees and consultants, and grants of restricted shares to our board of directors.  Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.  Adjusted EBITDA for the three months ended March 31, 2021 included stock-based compensation expense of $0.4 million related to the departure and replacement of our chief executive officer.  This expense is included in Reorganization Stock-based Compensation Expense in calculating Adjusted Diluted EPS.